EXHIBIT 12
STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS
TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED
CHARGES AND PREFERRED STOCK DIVIDENDS
(UNAUDITED)
(dollars in thousands)

						Nine Months
						Ended
	Year Ended December 31					September 30
	2001	2002	2003	2004	2005	2005	2006

Earnings:
Pretax income from continuing operations before extraordinary items (1)	$48,597	$55,732	$69,661	$79,877	$77,303	$50,035	$76,002
Fixed charges	34,644	44,644	59,833	76,824	85,999	64,090	76,292
Capitalized interest	(841)	(170)	(1,535)	(875)	(665)	(626)	(2,494)
Equity (earnings) losses in less than 50% owned subsidiary	(332)	(15)	(270)

Earnings	$82,068	$100,191	$127,689	$155,826	$162,637	$113,499	$149,800

Fixed charges:
Interest expense (2)	$32,028	$42,101	$55,377	$72,556	$82,624	$61,255	$71,599
Capitalized interest	841	170	1,535	875	665	626	2,494
Amortization of loan expenses	1,775	2,373	2,921	3,393	2,710	2,209	2,199

Fixed charges	$34,644	$44,644	$59,833	$76,824	$85,999	$64,090	$76,292

Consolidated ratio of earnings to fixed charges	2.37	2.24	2.13	2.03	1.89	1.77	1.96

Earnings:
Pretax income from continuing operations before extraordinary items (1)	$48,597	$55,732	$69,661	$79,877	$77,303	$50,035	$76,002
Fixed charges	34,644	44,644	59,833	76,824	85,999	64,090	76,292
Capitalized interest	(841)	(170)	(1,535)	(875)	(665)	(626)	(2,494)
Equity (earnings) losses in less than 50% owned subsidiary	(332)	(15)	(270)

Earnings	$82,068	$100,191	$127,689	$155,826	$162,637	$113,499	$149,800

Fixed charges:
Interest expense (2)	$32,028	$42,101	$55,377	$72,556	$82,624	$61,255	$71,599
Capitalized interest	841	170	1,535	875	665	626	2,494
Amortization of loan expenses	1,775	2,373	2,921	3,393	2,710	2,209	2,199

Fixed charges	34,644	44,644	59,833	76,824	85,999	64,090	76,292
Preferred stock dividends	13,505	12,468	9,218	12,737	21,594	5,389	5,333

Combined fixed charges and preferred stock dividends	$48,149	$57,112	$69,051	$89,561	$107,593	$69,479	$81,625

Consolidated ratio of earnings to combined fixed charges and preferred stock dividends	1.70	1.75	1.85	1.74	1.51	1.63	1.84

(1)	In accordance with FASB Statement No. 144, we have reclassified the income and expenses attributable to the properties sold subsequent to January 1, 2002 and attributable to properties held for sale at September 30, 2006 to discontinued operations.

(2)	For purposes of this statement, interest expense consists of interest on all indebtedness including amounts allocated to discontinued operations, in accordance with FASB Statement No. 144.